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                       Consumer Portfolio Services, Inc.
        Statement Regarding Computation of Per Share Earnings (Loss)
                                 Exhibit 11

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                                                                 Nine month transition
 Primary earnings (loss) per share                 Year ended        period ended
                                                   December 31,       December 31,               Year ended March 31,
                                                  -------------   ------------------   ------------------------------------------
Computation for Statement of Operations:              1996               1995          1995            1994              1993
 Net earnings (loss) per statement of                 ----               ----          ----            ----              ----
 operations used in primary
 earnings (loss) per share computation

 Net earnings (loss)                             $  14,097,376     $   7,575,122   $ 6,665,630   $  (1,778,069)   $  (1,502,272)

 Interest on borrowings, net of tax effect,
 on application of assumed proceeds from
 exercise of warrants and options in excess
 of 20% limitations                                      -                 -              -              -                -

                                                 -------------     -------------   -----------   -------------    -------------
 Net earnings (loss) as adjusted                 $  14,097,376     $   7,575,122   $ 6,665,630   $  (1,778,069)   $  (1,502,272)
                                                 -------------     -------------   -----------   -------------    -------------
                                                 -------------     -------------   -----------   -------------    -------------


 Weighted average number
 of shares outstanding                              13,489,247        11,582,625     8,903,096       8,520,548        6,378,082
 Net shares issuable from assumed exercise
 of warrants and options, as determined by
 the application of the Treasury
 Stock Method                                        1,360,362         2,740,967     2,240,172           -                -

 Weighted average number of                      -------------     -------------   -----------   -------------    -------------
 shares outstanding                                 14,849,609        14,323,592    11,143,268       8,520,548        6,378,082
                                                 -------------     -------------   -----------   -------------    -------------
                                                 -------------     -------------   -----------   -------------    -------------

 Primary earnings (loss) per                     -------------     -------------   -----------   -------------    -------------
 share, as adjusted                              $        0.95     $        0.53   $      0.60   $        (.21)   $       (0.24)
                                                 -------------     -------------   -----------   -------------    -------------
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